Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of CardConnect Corp. on Form S-8 (File No. 333-214736), Form S-8 (File No. 333-213954), Form S-4, including Post-Effective Amendment No. 1 to Form S-4 on Form S-8 and Post-Effective Amendment No. 2 to Form S-4 on Form S-3 (File No. 333-211139), Form S-3 (File No. 333-211139), and Form S-4MEF (File No. 333-212484) of our report dated March 16, 2017 with respect to our audits of the consolidated financial statements of CardConnect Corp. and Subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, which report is included in this Annual Report on Form 10-K of CardConnect Corp. for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 16, 2017